597,291 Shares
                          Socket Communications, Inc.
                                 Common Stock
                                ---------------

   This Prospectus covers 597,291 shares of Common Stock, par value $0.001 per share (the "Common Stock") of Socket Communications, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders").

   All of the Common Stock offered hereby consists of shares of Common Stock issued by the Company to the Selling Stockholders upon the conversion of convertible notes issued by the Company to provide interim bridge financing prior to the Company's initial public offering (the "Initial Public Offering") effective as of June 6, 1995. The Company will receive no part of the proceeds from the sale of the Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Use of Proceeds." The Company has covenanted that, for a period not to exceed three years from June 6, 1995, the Company will use its best efforts to maintain the effectiveness of the registration statement of which this Prospectus is a part in order to permit such resales of Common Stock. The Selling Stockholders may sell the shares offered hereby from time to time in the over-the-counter market in regular brokerage transactions, in transactions on the Pacific Stock Exchange, in transactions directly with market makers, in certain privately negotiated transactions, or through a combination of such methods at fixed prices, which may be changed, at market prices prevailing at the time of sale or negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares from whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation, as to a particular broker-dealer, may be in excess of customer commissions). The Selling Stockholders have advised the Company that no sale or distribution, other than as disclosed herein, will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Selling Stockholders have also agreed to give the Company three trading days' notice of any proposed sale hereunder, and the Company may under certain circumstances delay such proposed sale for a period not to exceed 20 days thereafter. See "Plan of Distribution."

   The Company's Common Stock is currently listed in the Nasdaq SmallCap Market under the symbol SCKT, and on the Pacific Stock Exchange under the symbol SOK. On September 18, 1996, the last sale price of the Company's Common Stock as reported on the Nasdaq SmallCap Market was $3.875 per share. See "Price Range of Common Stock."
                                ---------------

The Common Stock offered hereby involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 4.
                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------
               The date of this Prospectus is September 20, 1996

                             AVAILABLE INFORMATION

   The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof, and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

   The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

     (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "Form 10-KSB");

     (2) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 and June 30, 1996;

     (3) the description of the Company's Common Stock offered hereby contained in the Company's Registration Statement on Form 8-A filed on April 11, 1995, as amended on June 15, 1995; and

     (4) the Company's definitive Proxy Materials for the Annual Meeting of Stockholders held on May 23, 1996 as filed with the Commission on April 6, 1996.

   All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

   The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such document. Requests for such copies should be directed to the Company at 6500 Kaiser Drive, Fremont, California 94555, Attention: Chief Financial Officer. The Company's telephone number at that location is (510) 744-2700.

   This Prospectus contains information concerning the Company and sales of its Common Stock by the Selling Stockholders but does not contain all the in formation set forth in the Registration Statement which the Company has filed with the Commission under the Securities Act (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                                  THE COMPANY

   Socket Communications, Inc. develops and sells data communications solutions for the mobile computer market. Socket's Wireless Messaging System ("WMS") consists of the PageCard receiver, PageSoft software and Socket Wireless Messaging Services ("SWiMS"). Other Socket products include serial PC Cards and wired Ethernet PC Cards.

   The Company was incorporated in California in March 1992 and reincorporated in Delaware in June 1995. Its headquarters are located at 6500 Kaiser Drive, Fremont, California 94555, and its telephone number is (510) 744-2700.

                        Notice to California Investors

   Each purchaser of Common Stock in California must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1995, and estimated during 1996, of $65,000 or more from all sources; or (ii) a liquid net worth (excluding home, furnishings and automobiles) of $500,000 or more. Each California resident purchasing Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

                                 RISK FACTORS

   This Prospectus contains forward-looking statements (identified with an asterisk "*") that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in, or incorporated by reference into, this Prospectus. In addition to the other information in this Prospectus, each prospective investor should carefully consider the following risk factors in evaluating the Company and its business before purchasing the securities offered hereby. No investor should participate in the Offering unless such investor can afford a complete loss of his or her investment.

Future Capital Needs; Independent Auditors' Report Contained Explanatory Paragraph Regarding Going Concern

   The Company will require additional capital to fund its operations* The Company believes its existing capital resources and revenue from operations will be inadequate to satisfy its working capital requirements through the end of 1996.* The Company will need to raise additional capital to fund operations in 1996, which the Company intends to seek through the private sale of equity securities.* There can be no assurances that such capital will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. The inability to obtain such financing would have a material adverse effect on the Company's results of operations. The Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that are highly dilutive to current investors in the Company. The Company's independent auditors included an explanatory paragraph in their audit opinion with respect to the Company's 1995 financial statements which indicated substantial doubt about the Company's ability to continue as a going concern due to recurring operating losses and the need for additional financing. The factors leading to, and the existence of, the explanatory paragraph may materially adversely affect the Company's relationship with customers and suppliers, its ability to obtain revenue and manufacture products and its ability to obtain financing.

History of Operating Losses; Net Capital Deficiency; No Assurance of
Profitability

   The Company was incorporated in March 1992 and has incurred significant operating losses in every fiscal period since inception. The Company expects to incur substantial quarterly operating losses at least through 1996 and possibly longer.* In order to become profitable, the Company must obtain market acceptance of the PageCard receiver and enhanced PageSoft software products, develop page-enabled applications by independent software vendors in selected vertical markets, obtain continued increases in the market acceptance of the Company's serial and Ethernet cards, develop successful new products for new and existing markets, increase gross margins through higher sales volumes and contract manufacturing efficiencies, expand its distribution capability and manage its operating expenses. There can be no assurance that the Company will meet any of these objectives or ever achieve profitability.

Emerging Market for Wireless Data Communications Products

   The market for wireless data communications products is only beginning to

--------------------
  * This statement is a forward-looking statement reflecting current expecta-tions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this Prospectus.

emerge, and there can be no assurance that it will develop sufficiently to enable the Company to achieve broad commercial acceptance of its products. Because this market is relatively new, and because current and future competitors are likely to introduce a variety of competing wireless data communications solutions, it is difficult to predict the rate at which this market will grow, if at all. If the wireless data communications market fails to grow, or grows more slowly than anticipated, the Company's business, operating results and financial condition will be materially adversely affected. Although the Company intends to conform its products to meet emerging standards in the wireless data communications market, there can be no assurance that industry standards will emerge or, if they become established, that the Company will be able to conform to these new standards in a timely fashion. Even if the market for wireless data communications products does develop, there can be no assurance that the Company's products will achieve commercial success within such market. Furthermore, the Company is currently focusing on developing and delivering wireless data solutions for the specific needs of business in a number of vertical market segments such as field sales, field service, finance, health care, real estate and transportation.* The Company believes that the preferred strategy for addressing such needs is to "page-enable" existing applications to allow the transfer of data from an application through the paging network to the PageCard receiver where it can be downloaded into a mobile computer. In August 1995, the Company released a software developer's kit ("SDK") for value added resellers and independent software vendors, which is designed to provide program interfaces for software developers to "page-enable" their applications and to work with major Microsoft operating systems. The Company expects "page-enabled" applications in these
areas to become available in the second half of 1996.*   There can be no
assurance that such page-enabled applications will gain widespread commercial acceptance or that adoption of such applications will drive increased purchases of PageCard receivers. Finally, due to the unique nature of the PageCard receiver and PageCard WMS, which combine certain technologies and features of paging and mobile computing, the Company believes it will be required to incur significant expenses for sales and marketing, including advertising, to educate potential customers.* Broad commercialization of the Company's products will require the Company to overcome significant technological and market development hurdles, many of which may not be currently foreseen. *

   The mobile computer market represents only a small percentage of the installed base of personal computers, and there can be no assurance that the mobile computer market will continue to grow. Because all of the Company's products are used in mobile computing applications, the Company's future operating results would be materially adversely affected by any reduction in the rate of growth of the mobile computer market.

Rapid Technological Change; Dependence on Product Development; Product Defects

   The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and short product life cycles. Accordingly, the Company's success will be substantially dependent on a number of factors, including its ability to identify emerging standards in the wireless data communications field, enhance its products by adding features to provide a more complete solution and differentiate its products from those of its competitors, maintain superior or competitive performance in its products and bring products to market quickly. Given the emerging nature of the wireless data communications market, there can be no assurance that the Company's

--------------------
  * This statement is a forward-looking statement reflecting current expecta-tions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this Prospectus.

products or technology will not be rendered obsolete by alternative technologies. Further, short product life cycles expose the Company's products to the risk of obsolescence and require frequent new product introductions.
If the Company is unable to develop or obtain access to advanced one-way and emerging two-way wireless data communications technologies as they become available, or is unable to design, develop, contract for the manufacturing of and introduce competitive new products on a timely basis, its future operating results will be materially adversely affected. Any significant delays in the design, development, manufacture or shipment of new or enhanced products would also materially adversely affect the Company's results of operations.

   The markets for mobile computers and their peripherals and for wireless data communications are extremely competitive and characterized by rapidly advancing technology, frequent changes in user preferences and frequent product introductions. The future success of the Company will depend in large part on its ability, and that of its strategic partners, to keep pace with advances in software and hardware technologies for mobile computing and wireless data communications. There can be no assurance that the Company will be able to respond effectively to these technological changes or to new product introductions by others. For example, the Company's PageCard receiver is designed to operate on the worldwide POCSAG protocol, and operates on the FCC-approved frequencies for paging and messaging technologies in the United States and Canada in the 930 MHz frequency range. For the European market, the PageCard receiver operates on the Euromessage frequency of 466 MHz. New competitive wireless technologies, such as FLEX in the United States and ERMES in Europe, being developed by various market participants are not compatible with the POCSAG protocol and may be at different frequencies. If these new technologies succeed, paging carriers may cease to support POCSAG, and there is no assurance that the Company will be able to develop future products based upon these new technologies. In addition, the Company's inability to develop products within any new FCC allocated frequencies for these new technologies could have a material adverse effect on the Company's business and results of operations.

   Although the Company performs testing prior to new product introductions, the Company's hardware and software products may contain undetected flaws, which may not be discovered until the products have been used by customers. From time to time, the Company may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Such efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require the Company to recall previously shipped products to make design modifications or cause unfavorable publicity, any of which could have a material adverse effect on the Company's operating results.

Competition

   The Company anticipates intense competition from a number of companies. The overall market for communications products is increasingly competitive, and the Company expects competition in each of its market areas to intensify.* Currently, the Company does not have a direct competitor for its PageCard; however, Kokusai produces a PC Card data pager that does not have a display. The Company faces indirect competition for short messaging applications from alphanumeric pagers, which are produced by many companies (including Motorola,

--------------------
  * This statement is a forward-looking statement reflecting current expecta-tions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this Prospectus.

NEC, Uniden, and others), and from alternative methods of downloading information into a mobile computer, primarily over telephone lines. In addition to competition from companies that offer wireless data communications devices, the Company could face competition for its PageCard receiver and PageCard WMS from companies that offer alternative wired or wireless communications solutions, or from large computer and network equipment companies.*

   The Company competes with IBM and Smart Modular Technologies, among others, in the serial card market, although the Company believes that it is the leading worldwide seller of serial cards. The market for the Company's Ethernet card is highly competitive. Market leaders for Ethernet cards include 3Com and Xircom. The Company also faces competition from combination cards which combine Ethernet and other functions such as fax/modem. Companies offering combination cards include 3Com, Xircom and U.S. Robotics.

   Many of the Company's present and potential competitors have substantially greater financial, marketing, technical and other resources than the Company and may succeed in establishing technology standards or strategic alliances in the data communications or mobile computer market, obtain more rapid market acceptance for their products, or otherwise gain a competitive advantage.
There can be no assurance that the Company will succeed in developing products or technologies that are more effective or better accepted in the market than those developed by its competitors. Furthermore, the Company will also be competing with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which the Company has limited or no experience. Increased competition, direct and indirect, could materially adversely affect the Company's revenues and profitability through pricing pressure and loss of market share. There can be no assurance that the Company will be able to compete successfully against existing and new competitors as the market evolves and the level of competition increases.

Potential Fluctuations in Quarterly Results

   The Company believes that its operating results will be subject to substantial quarterly fluctuations due to several factors, some of which are outside the control of the Company, including fluctuating market demand for, and declines in the average selling price of, the Company's products, the timing of significant orders from distributors and OEM customers, delays in the introduction of enhancements to existing and new products, market acceptance of existing and new products, competitive product introductions, the mix of products sold, changes in the Company's distribution network, the failure to anticipate changing customer product requirements, changes in the regulatory environment, the cost and availability of components, the level of royalties from and to third parties and general economic conditions.* The Company generally does not operate with a significant order backlog, and a substantial portion of the Company's revenue in any quarter is derived from orders booked in that quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. The Company is making significant investments in sales and marketing and in research and development, and if orders and sales do not meet expectations, the Company's operating results will be materially adversely affected. The Company expects to incur substantial quarterly operating losses at least through 1996 and possibly longer.*

--------------------
  * This statement is a forward-looking statement reflecting current expecta-tions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this Prospectus.

Reliance on Third Party Component Suppliers and Contract Manufacturers

   The Company subcontracts the manufacturing of substantially all of its products on a sole source basis to independent suppliers. Sole source components include the Company's proprietary high integration serial ("HIS") chip manufactured by AT&T Microelectronics that controls the signal transmission between the Company's PageCard receiver and Serial I/O products and the PC Card slot on the mobile computer, the PageCard receiver board and RF display, which are purchased from Mitsubishi Corporation in Japan, the Ethernet card purchased from Mitsubishi International Corporation in the United States, and certain other cable and connector components. Although to date the Company has generally been able to obtain adequate supplies of these components, certain of these components are purchased on a purchase order basis, and the Company does not have long-term supply contracts for these components. In particular, the Company purchases HIS chips from AT&T Microelectronics, Tamarack chips from Tamarack, Ethernet cards from Mitsubishi International and Serial I/O cards from Hi-Tech Manufacturing by purchase order. There can be no assurance that the Company will not be affected by component shortages. Although the Company's suppliers are generally large, well financed organizations, a supplier's experiencing financial or operational difficulties that resulted in a reduction or interruption in supply to the Company would materially adversely affect the Company's results of operations until the Company established sufficient manufacturing supply through an alternative source. The Company believes that there are alternative contract manufacturers that could produce the Company's products, but is not pursuing agreements or understandings with alternative sources. In the event of a reduction or interruption of supply it could take a significant period of time for the Company to qualify an alternative subcontractor, redesign the product as necessary and commence manufacturing. The Company's inability in the future to obtain sufficient sole or limited source components, or to develop alternative sources, could result in delays in product introductions or shipments, which could have a material adverse effect on the Company's results of operations.

Dependence on Third Party Strategic Alliances and Business Relationships

   The Company's strategy is to establish strategic alliances and business relationships with leading participants in various segments of the communications and mobile computer markets.* The Company believes these alliances enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presences of these companies in establishing and maintaining Socket's own position in the wireless data communications industry. In accordance with this strategy, the Company has entered into alliances or relationships with AT&T, Bell Mobility, Dell Computer, Ex Machina, GTE, London Pager, Mitsubishi, The National Dispatch Center ("NDC"), PageNet and Stratus RTM.

   The Company's success will depend not only on the Company's continued relationships with these parties, but also on its ability to enter into additional strategic arrangements with new partners on commercially reasonable terms.* The Company believes that, in particular, relationships with application software developers are extremely important in creating commercial uses for the Company's products necessary to achieve growth.* Any future relationships may require the Company to share control over its development, manufacturing and marketing programs or to relinquish rights to certain versions of its technology.

--------------------
  * This statement is a forward-looking statement reflecting current expecta-tions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this Prospectus.

   In particular, Mitsubishi's relationship with the Company includes technology licensing, manufacturing and distribution rights. The Company has co-licensed certain technologies applying to the PageCard receiver, has contracted with Mitsubishi to supply the PageCard receiver and has granted Mitsubishi certain distribution rights to the PageCard receiver on a worldwide basis excluding North America. The Company's ability to manage the business relationship with Mitsubishi effectively is important to the success and operating results of the Company. The Company's operating results would be materially adversely affected if it were required to replace Mitsubishi as a supplier. The Company must purchase specified minimum volumes of the PageCard receiver to achieve certain discounts which, if not obtained, could adversely affect the gross margin return or pricing for the PageCard.

   The Company's relationship with NDC for SWiMS includes certain customer service activities. NDC has agreements to page messages through PageNet and other paging carriers. Should NDC go out of business, discontinue its relationship with the Company or with PageNet or not be able to adequately provide services for SWiMS, the market for the PageCard WMS would be materially adversely affected until such time as a suitable replacement could be found. Should PageNet go out of business, be incapable of providing low cost airtime services or discontinue its relationship with NDC, the market for the PageCard receiver and PageCard WMS would be materially adversely affected until such time as a suitable replacement could be found.

   The Company recently introduced its PageCard receiver and PageCard WMS in France and the U.K. In France, paging services are provided by France Telecom Mobiles Radiomessagerie, a nationwide paging network, and advanced messaging services are provided by Stratus RTM. In the U.K., paging services are provided by Hutchison Telecom, a nationwide paging network, and advanced messaging services are provided by London Pager. The Company does not have any commitment from any of these companies as to the level of sales and marketing effort it will conduct or as to any minimum number of customers. Should the sales and marketing effort of any of these companies fall short of expectations, or should any of them go out of business or be incapable of adequately providing wireless messaging services, the European market for the PageCard receiver and PageCard WMS would be materially adversely affected until such time as suitable replacements could be found.

Management of Growth

   Depending on the extent of its future growth, the Company may experience a significant strain on its management, operational and financial resources. The Company's ability to manage its growth effectively may require it to continue to implement and improve its operational and financial systems and may require the addition of new management personnel.* In addition, three of the Company's officers have joined the Company since March 1996. Martin Levetin joined the Company in March 1996 as President and Chief Executive Officer, Howard Case joined the Company in July 1996 as Vice President of Marketing and John O'Leary joined the Company in August 1996 as Vice President of Sales. The failure of the Company's management team to effectively manage growth, should it occur, could have a material adverse impact on the Company's results of operations.




--------------------
  * This statement is a forward-looking statement reflecting current expecta-tions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this Prospectus.

Dependence on Key Employees

   The Company's future success will depend in significant part upon the continued service of certain key technical and senior management personnel, and the Company's continuing ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing key managerial, technical or sales and marketing personnel or that it can attract, assimilate and retain such employees in the future. The loss of key personnel or the inability to hire, assimilate or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. The Company does not have key man life insurance for any of its employees.

Foreign Currency Fluctuations Affecting Costs

   The PageCard receiver is supplied by Mitsubishi in Japan under an agreement that provides for adjustment in the Company's purchase costs when the average exchange rate of the Japanese yen is less than threshold levels of 95 yen to the U.S. dollar (price increase) or more than 105 yen to the U.S. dollar (price decrease). Purchase costs are adjusted by the ratio of the yen exchange rate to the applicable threshold level. The Company experienced adjustments in 1995 as a result of exchange fluctuations. To date, such adjustments have not materially affected the Company's costs but could do so in the future if the Company cannot offset price increases through higher selling prices, other operating efficiencies or a subsequent increase in the value of the dollar.

Distribution Risks, Product Returns and Warranties

   The Company sells its products primarily through distributors, resellers and OEMs. To date the Company has not achieved significant OEM sales and there can be no assurance that the Company will achieve significant sales through this channel. The Company's largest distributors, Tech Data, Inc. and Ingram Micro, accounted for approximately 12% and 11%, respectively, of the Company's revenue in 1995, and approximately 12% and 17%, respectively, of the Company's revenue for the first six months of 1996. The Company's agreements with OEMs, distributors and resellers, in large part, are nonexclusive and may be terminated on short notice by either party without cause. The Company's OEMs, distributors and resellers are not within the control of the Company, are not obligated to purchase products from the Company and may represent other lines of products. A reduction in sales effort or discontinuance of sales of the Company's products by its OEMs, distributors and resellers could lead to reduced sales and could materially adversely affect the Company's operating results. Use of distributors also entails the risk that distributors will build up inventories in anticipation of a growth in sales. If such growth does not occur as anticipated, these distributors may substantially decrease the amount of product ordered in subsequent quarters. Such fluctuations could contribute to significant variations in the Company's future operating results. The distribution industry has been characterized by rapid change, including consolidations and financial difficulties of distributors and the emergence of alternative distribution channels. In addition, there are an increasing number of companies competing for access to these channels. The loss or ineffectiveness of any of the Company's major distributors could have a material adverse effect on the Company's operating results. Moreover, the Company is seeking to broaden its channels of distribution and intends to sell its products through new distribution channels such as mass merchandisers.* There can be no assurance that the Company will be able to successfully sell its products through these new channels.

   The Company allows its distributors to return a portion of their inventory to the Company for full credit against other purchases. In addition, in the event the Company reduces its prices, the Company credits its distributors for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such products. There can be no assurance that actual returns and price protection will not have a material adverse effect on future operating results, particularly since the Company seeks to continually introduce new and enhanced products and is likely to face increasing price competition. In addition, the Company's comprehensive two year warranty for its wired products and one year warranty for its wireless products permit customers to return any product if the product does not perform as warranted. To date, the Company has not experienced any warranty claims, returns, stock rotation exchanges or price protection adjustments materially above those anticipated. However, future warranty claims, returns, stock rotation exchanges, or price protection adjustments could be materially higher then anticipated. The Company intends to continue to introduce new and enhanced products, which could result in higher warranty or return claims due to the risks inherent in the introduction of such products.* There can be no assurance that warranty claims or returns will not have a material adverse effect on future operating results.

Export Sales

   Export sales (sales to customers outside the United States) accounted for approximately 40% of the Company's revenue in 1995 and 34% of revenue for the six months ended June 30, 1996, and the Company anticipates that export sales will continue to account in 1996 for a significant portion of revenue.* Accordingly, the Company's operating results are subject to the risks inherent in export sales, including unexpected changes in regulatory requirements, exchange rates, tariffs or other barriers and difficulties in managing foreign sales operations.

Uncertainty of Protection of Patents and Proprietary Rights

   The Company relies on a combination of patents, trademarks and non-disclosure agreements in order to establish and protect its proprietary rights. The Company has filed, and intends to continue to file, applications as appropriate for patents covering its products.* There can be no assurance that patents will issue from any of its pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Since U.S. patent applications are maintained in secrecy until patents issue, and since the publication of inventions in technical or patent literature tend to lag behind such inventions by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications, that it was the first to file patent applications for such inventions or that the Company is not infringing on the patents of others. The Company has also trademarked some of its proprietary product names and logos and claims copyright protection for its proprietary software.

--------------------
  * This statement is a forward-looking statement reflecting current expecta-tions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this Prospectus.

Litigation may be necessary to enforce the Company's patents, trademarks, copyrights or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

   In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful. There can also be no assurance that third parties will not assert intellectual property infringement claims against the Company. Although no written claims or litigation related to any such matter are currently pending against the Company, there can be no assurance that none will be initiated, or that the Company would prevail in any such litigation seeking either damages or an injunction against the sale of the Company's products. Moreover, there can be no assurance that, if such an injunction were to issue, the Company would be able to obtain any necessary licenses on reasonable terms or at all.

Shares Eligible for Future Sale

   Sales of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales by existing stockholders and warrantholders could materially adversely affect the market price of the Company's Common Stock. As of August 30, 1996 the Company had outstanding 3,023,365 shares of Common Stock. Of these shares, approximately 838,800 shares are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act") subject to contractual lock-up agreements under which the holders of such shares and options have agreed that they will not sell any shares owned by them (or subsequently acquired under any option, warrant or convertible security owned prior to this Offering), except with the prior written consent of the Placement Agent, for certain periods of time through January 6, 1997. Approximately 419,400 Restricted Shares will be eligible for sale on October 6, 1996; and approximately 419,400 Restricted Shares will be eligible for sale on January 6, 1997. Sales in the public market of substantial amounts of Common Stock or the perception that such sales could occur could depress prevailing market prices for the Common Stock.

Possible Volatility of Stock Price

   The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the mobile computer or wireless data communications industries and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance. No assurance can be given that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations which are unrelated to the Company's performance.

Possible Illiquidity of Trading Market

   The Common Stock is quoted on the Pacific Stock Exchange and the Nasdaq SmallCap Market. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on the Pacific Stock Exchange and the Nasdaq SmallCap Market, and the Common Stock could be subject to removal from the Pacific Stock Exchange and the Nasdaq SmallCap Market. Trading, if any, in the Common Stock would therefore be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain ac curate quotations as to the price of, the Company's securities. In addition, if the Company's securities were removed from the Nasdaq SmallCap Market, they would be subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Pacific Stock Exchange and the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market.

No Anticipated Dividends

   The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

Limitations on Liability and Indemnification Matters

   As permitted by Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

                                USE OF PROCEEDS

   All 597,291 shares of Common Stock covered by this Prospectus may be offered from time to time by one or all of the Selling Stockholders. The Company will receive no part of the proceeds from such sales.

                          PRICE RANGE OF COMMON STOCK

   The Common Stock of the Company has been quoted on The Nasdaq SmallCap Market under the symbol SCKT since the Company's Initial Public Offering on June 6, 1995, and has been quoted on the Pacific Stock Exchange under the symbol SOK since June 22, 1995. Prior to June 6, 1995, there was no public market for the Common Stock. The following table sets forth for the periods indicated the high and low closing sale prices of the Common Stock as reported on the Nasdaq SmallCap Market.

1995                                                         High     Low
----                                                        -----    -----
Quarter ended June 30, 1995 (from June 6, 1995)            $6.7500  $5.6875
Quarter ended September 30, 1995                            6.5000   5.2500
Quarter ended December 31, 1995                             6.0625   2.6250

1996
----
Quarter ended March 31, 1996                                4.7500   3.0000
Quarter ended June 30, 1996                                 7.3750   2.8750
Quarter ending September 30, 1996 (through
September 18, 1996)                                         4.3750   2.8750

   On September 18, 1996, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $3.875 per share. As of September 18, 1996, there were approximately 1,000 holders of record of the Common Stock.

                                DIVIDEND POLICY

   The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for the expansion and operation of its business and does not anticipate paying cash dividends in the foreseeable future. The Company's bank line of credit prohibits the payment of cash dividends without the written consent of the lender.

                             SELLING STOCKHOLDERS

   The following table sets forth as of June 30, 1995 (i) the name of each Selling Stockholder, (ii) the number of shares of Common Stock beneficially owned prior to the Offering, (iii) the number of shares of Common Stock to be sold by each Selling Stockholder pursuant to this Prospectus and (iv) the number of shares beneficially owned after the offering. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to the shares shown.

                                    Beneficial                 Beneficial
                                 Ownership Before            Ownership After
                                    Offering (2)               Offering (2)
                                 -----------------  Shares   ----------------
      Beneficial Owner (1)        Number   Percent  Offered   Number  Percent
-------------------------------- --------- ------- --------  -------- -------
Bass Associates (3)                302,012   10.2%   74,940   227,072    7.6%
  c/o Socket Communications,Inc.
  6500 Kaiser Drive
  Fremont, California 94555
Entities affiliated with
El Dorado Ventures (4)             343,424   11.5%   98,906   244,518    8.2%
  c/o Socket Communications,Inc.
  6500 Kaiser Drive
  Fremont, California 94555
Charlie Bass (5)                   337,276   11.3%   90,341   246,935    8.3%
  c/o Socket Communications,Inc.
  6500 Kaiser Drive
  Fremont, California 94555
Jack C. Carsten (6)                 76,819    2.6%   19,967    56,852    1.9%
  c/o Socket Communications,Inc.
  6500 Kaiser Drive
  Fremont, California 94555
Murray L. Dennis (7)                 1,200     *       -        1,200     *
  Socket Communications,Inc.
  6500 Kaiser Drive
  Fremont, California 94555
Micheal L. Gifford (8)             115,966    3.9%     -      115,966    3.9%
  Socket Communications,Inc.
  6500 Kaiser Drive
  Fremont, CA 94555
Gary W. Kalbach (9)                346,977   11.6%   98,906   248,071    8.3%
  c/o Socket Communications,Inc.
  6500 Kaiser Drive
  Fremont, California 94555
Bass Family Trust (10)              30,401    1.0%   15,401    15,000     *
Gerald Houston (11)                 46,289    1.6%   11,051    35,238    1.2%
Bayview Investors                   49,656    1.6%   13,433    36,223     *
Scott Brassfield                    14,314     *      2,605    11,709     *
Ed Brotemarkle                       3,215     *      3,215      -        -
CAT Finance (12)                    40,430    1.4%    6,430    34,000    1.1%
Arnold Curnyn                        6,430     *      6,430      -        -
DiComm Ventures                     67,568    2.3%   67,568      -        -
James Diller                         6,560     *      1,806     4,754     *
Catherine Goodrich                  16,529     *      2,614    13,915     *
Howard Greene                       13,173     *     13,173      -        -
Dain and Michelle Hancock           57,900    1.9%   12,900    45,000    1.5%
David House                         26,046     *     26,046      -        -
Albert J. Houston                   14,440     *      3,890    10,550     *
Isfahan Holdings, Ltd.              26,550     *     13,280    13,270     *

                                    Beneficial                 Beneficial
                                 Ownership Before            Ownership After
                                    Offering (2)               Offering (2)
                                 -----------------  Shares   ----------------
      Beneficial Owner (1)        Number   Percent  Offered   Number  Percent
-------------------------------- --------- ------- --------  -------- -------
Jolinde Profit Sharing Trust(13)    18,450     *      6,450    12,000     *
Bruno Kovarich                       7,754     *      2,088     5,666     *
James B. Light                      13,294     *     13,294      -        -
Donna Miller                         6,450     *      6,450      -        -
Richard and Sandra Mutchler(14)      6,215     *      3,215     3,000     *
Richard Petritz                      6,565     *      6,565      -        -
James Ratliff                        3,215     *      3,215      -        -
Alan J. Rubin                       13,294     *     13,294      -        -
Deborah Salzman                     21,227     *     21,227      -        -
George Schneer                      17,254     *      5,727    11,527     *
Jeff and Sue Schoenbaum              6,417     *      6,417      -        -
Edmund and Mary Shea Property
  Trust                             51,168    1.7%   32,154    19,014     *
J.F. Shea Co., Inc.                 70,788    2.4%   25,173    45,615    1.5%
SPAR & Co.                         134,756    4.5%   30,605   104,151    3.5%
Summit International Holdings        7,976     *      7,976      -        -
Bernard Vonderschmitt               20,103     *      6,886    13,217     *
Lawrence Weisman                    12,900     *     12,900      -        -
All current directors and
  officers as a group
  10 persons) (15)               1,060,950   35.2%  220,265   840,685   27.9%


---------------------
 * Less than 1%

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)Percentage ownership is based on: (i) before the Offering, 2,971,990 shares of Common Stock outstanding as of June 30, 1995, and any shares issuable pursuant to warrants or options held by the person or group in question which may be exercised or converted on June 30, 1995 or within 60 days thereafter; and (ii) after the Offering, assumes sale of all shares offered hereby.

(3)Does not include shares beneficially owned by Charlie Bass or by the Bass Family Trust. See notes (5) and (10) below.

(4) Beneficial ownership before the Offering consists of 6,056 shares owned by El Dorado C&L Fund (including 178 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Initial Public Offering); 327,102 shares owned by El Dorado Ventures III, L.P. (including 9,616 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Initial Public Offering); 10,266 shares of Common Stock owned by El Dorado Technology IV, L.P. (including 206 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Initial Public Offering). Does not include shares owned by Gary Kalbach, the General Partner of the entities affiliated with El Dorado Ventures, as outlined above (the "El Dorado Entities"). See note
    (9) below. Shares offered is comprised of 1,765 shares of Common Stock owned by El Dorado C&L Fund, 95,334 shares of Common Stock owned by El

    Dorado Ventures III, L.P. and 1,807 shares of Common Stock owned by El Dorado Technology IV, L.P.

(5) Beneficial ownership before the Offering consists of 302,012 shares owned by Bass Associates, 4,863 shares subject to stock options exercisable on June 30, 1995 or within 60 days thereafter, 30,401 shares owned by the Bass Family Trust (including 5,000 shares issuable upon exercise of Warrants purchased in connection with the Initial Public Offering).
    Dr. Bass is Chairman of the Board of Directors of the Company and the General Partner of Bass Associates and may be deemed to share voting and investment power with respect to those shares owned by Bass Associates. However, Dr. Bass disclaims beneficial ownership of shares owned by Bass Associates except to the extent of his pecuniary interest therein.
    Dr. Bass is the trustee of the Bass Family Trust and has voting and investment power with respect to the shares held by the Bass Family Trust. Shares offered is comprised of 74,940 shares of Common Stock owned by Bass Associates and 15,401 shares owned by the Bass Family Trust.

(6) Includes 374 shares of Common Stock subject to stock options exercisable on June 30, 1995 or within 60 days thereafter, and 1,600 shares issuable upon exercise of Warrants purchased in connection with the Initial Public Offering. Mr. Carsten is a director of the Company.

(7) Includes 400 shares issuable upon exercise of Warrants purchased in connection with the Initial Public Offering.

(8) Mr. Gifford is an officer and a director of the Company.

(9) Includes 3,553 shares subject to stock options exercisable on June 30, 1995 or within 60 days thereafter. Also includes 343,424 shares owned by the El Dorado Entities as set forth in note (4) above. Mr. Kalbach is a director of the Company and a General Partner of El Dorado Ventures and may be deemed to share voting and investment power with respect to those shares. However, Mr. Kalbach disclaims beneficial ownership of shares and Warrants owned by the El Dorado Entities except to the extent of his pecuniary interest therein. Shares offered is comprised of 1,765 shares of Common Stock owned by El Dorado C&L Fund, 95,334 shares of Common Stock owned by El Dorado Ventures III, L.P. and 1,807 shares of Common Stock owned by El Dorado Technology IV, L.P.

(10)Does not include shares owned by Bass Associates or Charlie Bass. See notes (3) and (5) above. Includes 5,000 shares issuable upon exercise of Warrants purchased in connection with the Initial Public Offering.

(11)Includes 8,220 shares subject to stock options exercisable on June 30, 1995 or within 60 days thereafter.

(12)Includes 12,000 shares issuable upon exercise of Warrants purchased in connection with the Initial Public Offering.

(13)Includes 4,000 shares issuable upon exercise of Warrants purchased in connection with the Initial Public Offering.

(14)Includes 1,000 shares issuable upon exercise of Warrants purchased in connection with the Initial Public Offering.

(15)See notes (5), (6), (7), (9) and (11) above. Also includes 5,805 shares subject to stock options exercisable on June 30, 1995, or within 60 days thereafter.

                             PLAN OF DISTRIBUTION

   The Company has agreed that, to the extent necessary to permit the resale of 597,291 shares of Common Stock issued to the Selling Stockholders upon conver-sion of convertible notes, the Company shall use its best efforts to maintain the effectiveness of the registration statement of which this Prospectus is a part, and keep this Prospectus current until the Company is satisfied that Rule 144(k) is available for the resale by the then-current holders of such Common Stock, but in no event later than three years following June 6, 1995.

   The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the Common Stock covered hereby. The Selling Stockholders may sell the Shares being offered hereby: (i) on the Nasdaq SmallCap Market, on the Pacific Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

   Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

   The Company has advised the Selling Stockholders that the anti-manipulation Rules 10b-6 and 10b-7 under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers on or prior to sales of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

   The Selling Stockholders have advised the Company that no sale or distri-bution, other than as disclosed herein, will be effected until after this Pro-spectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Selling Stockholders have also agreed that if any holder of such securities shall propose to sell any securities pursuant to the Registration Statement, it shall notify the Company of its intent to do so at least three full business days prior to such sale. At any time within such period, the Company may refuse to permit the holder of such securities to resell any securities pursuant to the Registration Statement. In order to exercise this right, the Company must deliver a certificate in writing to the holder of such securities to the effect that a delay in such sale is necessary because a sale pursuant to such Registration Statement in its then-current form could constitute a violation of the federal securities laws. In no event shall such delay exceed ten trading days, provided that if, prior to the expiration of such ten trading day period, the Company delivers a certificate in writing to the holder of such securities to the effect that a further delay in such sale beyond such ten trading day period is necessary because a sale pursuant to such registration statement in its then-current form could constitute a violation of the federal securities laws, the Company may refuse to permit the holder of such securities to resell any Registrable Securities pursuant to the registration statement for an additional period not to exceed ten trading days.

   In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   At the time a particular offer of the shares of Common Stock registered hereunder is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the offering including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter for securities purchased from any discount, commission and other item constituting compensation and any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

   There can be no assurance that the Selling Stockholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The financial statements of Socket Communications, Inc. appearing in Socket Communications Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.